EX.99.(h)(v)
FORM OF EXPENSE LIMITATION AGREEMENT

_________ __, 2015

Foresters Investment Management Company, Inc.
40 Wall Street, 10th Floor
New York, NY 10005

Foresters Investor Services, Inc.
Raritan Plaza 1 – 8th Floor
Edison, NJ 08837

Dear Ladies and Gentlemen:
Foresters Investment Management Company, Inc. (“Advisor”), the investment adviser for First Investors Income Funds (“Trust”), and Foresters Investor Services, Inc. (“FIS”), the transfer agent for Trust (together, “Foresters Financial”) agree to limit fees and/or reimburse expenses (in the case of FIS, transfer agency fees and expenses) of First Investors Balanced Income Fund, a separate series of the Trust (“Fund”), to the extent that the total annual operating expenses of the Class A, Advisor Class and Institutional Class shares of the Fund, respectively, exceed the limitations set forth in Attachment A (“Agreement”).  For purposes of this Agreement, total annual operating expenses shall not include acquired fund fees and expenses, interest expenses, taxes, brokerage commissions, dividend costs related to short sales and extraordinary expenses, such as litigation expenses.
For a period not to exceed three (3) years from the date First Investors limits a fee or pays an expense hereunder, Foresters Financial may, in its discretion, recover such fee or expense from the Fund with respect to a class to the extent that total annual operating expenses for Class A, Advisor Class or Institutional Class shares, as applicable, of the Fund on the date of recovery do not exceed the expense limitation for that class set forth in Attachment A.

Foresters Financial agrees that it shall look only to the assets of the Fund for performance of this Agreement and for any claims for payment.  No trustees, officers, employees, agents or shareholders of the Trust shall be personally liable for performance by the Fund under this Agreement.
This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, except insofar as the Investment Company Act of 1940, as amended, or other federal laws and regulations may be controlling.  Any amendment to this Agreement shall be in writing signed by the parties hereto.  Subject to approval by Foresters Financial, this Agreement may be amended or terminated by the Trust’s Board of Trustees without the approval of Trust shareholders.

Very truly yours, FIRST INVESTORS INCOME FUNDS
By:	______________________________________
Name: Title:

FORESTERS INVESTMENT MANAGEMENT COMPANY, INC.
By:	_______________________________________
Name: Title:

FORESTERS INVESTOR SERVICES, INC.
By:	_______________________________________
Name: Title:

Attachment A

Expense Limitation
(as a percent of average daily net assets attributable to each stated class)

Fund	Class	Expense Limitation Period Ends
Balanced Income Fund	Class A 1.15% Advisor Class 0.82% Institutional Class 0.69%	January 31, 2017

Dated: ______ __, 2015